UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 7, 2015

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503

(Address, including zip code, off principal executive offices)

Registrant’s telephone number, including area code   310-214-0065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2015, the Board of Directors (the “Board”) of Emmaus Life Sciences, Inc. (the “Company”) appointed Ian Zwicker to serve as a director of the Company, effective upon the acceptance of his appointment, which acceptance occurred on December 7, 2015. While Mr. Zwicker was not appointed as a member of any committee of the Board in connection with his appointment, it is anticipated that Mr. Zwicker would serve as a member of the Board’s Audit Committee and the Board’s Compensation, Nominating and Corporate Governance Committee. Mr. Zwicker is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.  As of this time, Mr. Zwicker has not entered into any material plan, contract, arrangement or amendment in connection with his election to the Board.

Mr. Zwicker, 68, is the founder of Zwicker Advisory Group and has been its Chief Executive Officer since 2014. From 1981 to 1990, Mr. Zwicker served as Managing Director and held a variety of management positions at the investment banking firms of SG Cowen and Hambrecht & Quist. From 1990 to 1999, Mr. Zwicker served as Managing Director and head of worldwide technology investment banking for Donaldson, Lufkin & Jenrette Securities Corporation, and from 2000 to 2001 as the President of WR Hambrecht + Co (WRH). He was a Director of Stirling Energy Systems, Inc. from 2006 to 2012. Mr. Zwicker was a Partner at WRH and was also Head of Capital Markets from 2013 to 2014. Mr. Zwicker’s executive experience provides him with valuable business expertise which the Board believes qualifies him to serve as a director of the Company.

Mr. Zwicker is eligible to participate in all benefit plans or compensatory arrangements from time to time in effect for the Company’s other board members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMMAUS LIFE SCIENCES, INC.

Date: December 11, 2015

	By:	/s/ PETER LUDLUM
	Name:	Peter Ludlum
	Title:	Chief Financial Officer